Exhibit 10.36

ADSP-2136X SHARC ROM AGREEMENT

Once signed by both parties listed below, this document will serve as a mutually binding agreement between the customer, Masimo of Irvine, CA 92618, and Analog Devices Inc. (ADI), of Norwood, MA 02062. Under this agreement, both parties must execute fully to the terms of this document.

Term of Agreement:

1)	Customer agrees to purchase a minimum of 20,000 ROM integrated circuits, from ADI within the 24 month period, commencing with the signing of this agreement. ADI has the right to ship / invoice customer if all material is not taken by the end of this period.

2)	All purchase orders must refer to a custom ROM device number than has been assigned by ADI, to the customer’s custom ROM product. Device # assigned is AD90801

3)	Customers initial order must be for minimum of 1,300 units at the agreed price. Customer is not required to take delivery of all 1,300 units on initial delivery. Customer’s initial order may exceed this minimum, though lead-time on requirements greater than 1,300 units must be confirmed by ADI and may be longer than 12 weeks.

4)	All purchase orders received for custom ROM products are Non-Cancelable / Non-Refundable.

5)	Product will conform to datasheet specifications for AD90801 Custom ROM Product.

6)	Customer is responsible to follow Code Configuration guidelines as set forth in ADI “ROM Policy for ADSP-2136X Processors” document. Payment for all devices produced after customer issues written approval of checksum result are the responsibility of the customer.

7)	Customer bears full responsibility for the functionality of the customer supplied ROM contents and functional performance of that software in the end application.

8)	ADI is responsible for all manufacturing costs associated with misprocessing of the customer specific ROM Mask and will bear the cost of correcting the problem. ADI can not be held liable for any other costs associated with misprocessing of materials.

along w/the Notes

9)	ADI Standard Terms and Conditions of Sale apply /to this agreement.

Agreed on behalf of:

Company Name: Masimo Corporation	Analog Devices

Responsible Party: /s/ Stephen Daly	Stephen Daly

Title: EVP, OPS	BDM

Date: 7/19/04	7/20/04

* SPECIFIC ROM DEVICE NUMBER: AD90801

* NRE PART #:                                                          NRE-SHARCEX4-ROM

*	Please return signed document to your ADI Sales Representative.

Custom ROM Device number	AD90801

Grade	Commercial, OC to +70C (Ambient)
Package (Select one)	136-ball mBGA(12xl2mm)or 144-Ld LQFP(20x2Omm)

Packaging materials	Pb-Bearing or Pb-Free
(Select one)

Scope:

This document will provide information relevant to Analog Devices ROM Policy for SHARC ADSP-2136X Processor.

I.	ADSP-2136X ROM Agreement:

a.	The customer should complete Analog Devices ADSP-2136X ROM Agreement and return the signed agreement to their ADI sales representative. This signed agreement will initiate the ROM procedures within ADI.

b.	ADI will return a signed copy of the agreement to the customer for the customer’s records.

II.	Unique Product Model Number:

a.	ADI will assign a unique model number to the customer’s ROM product. This unique model number will serve to differentiate specific customer’s ROM product from others. customer must refer to the model number provided by ADI on all purchase orders and documentation.

III.	Configuring ROM Contents:

a.	The customer’s ROM code must begin at the first user ROM location. Program addresses must correspond to the following ROM memory addresses:

•	0x8_0000 through 0x8_AAAA for Block 0

•	0xA_0000 through 0xA_AA9A for Block l

b.	Remaining addresses (OxA_AA9B through OxA_AAAA) are reserved by ADI and must not contain customer code.

c.	The customer must insert 0x0000_0000_0000 in the ADI reserved memory addresses OxA_AA9B through OxA_AAAA.

IV.	Customer’s Verification of ROM Software:

a.	Software to be included in the ROM device must be verified by the customer before it is submitted to ADI. Software must be created and debugged using the latest version of ADI’s Visual DSP++ software tools that can be found at: http://www.analog.com/processors/resources/crosscore/visualDspDevSoftware.html.

V.	Submitting ROM Contents:

a.	ROM software must be submitted to ADI in ASCII file format. There should be 1 file for each block e.g., block0.txt for Block0 code and block1.txt for Blockl code.

Both files must have one and only one opcode (12 hex digits) in a line. This means 43690 lines for each file.

b.	There must not be any empty lines in the files.

c.	ROM Contents should be transferred to ADI using ADI’s protected FTP site. FTP site address and password will be supplied to customer after the ROM Agreement has been signed by both the customer and ADI’s designated ADSP-2136X ROM program manager.

VI.	ADI Verification of Customer Supplied ROM Contents:

a.	ADI will verify only the presence of customer supplied ROM code and that the supplied ROM code is not using ROM addresses reserved by ADI for device test purposes.

b.	ADI does not verify functionality of customers ROM Code.

c.	ADI takes no responsibility for functionality of customer supplied ROM Code and thus, can not be held accountable for any functional deficiencies in the code supplied.

d.	ADI and the customer may rely on a checksum to verify the integrity of the file transfer. ADI will return generated checksum results to customer.

e.	Customer must verify accuracy of ADI results against their own. If checksum results are acceptable, customer must notify ADI of their acceptance, in writing.

f.	This acceptance constitutes a contractual obligation on behalf of the customer and at this time, ADI will commence with manufacturing of the customer specific ROM Mask.

g.	NRE paid to Analog Devices Inc. will not be refunded after the verification approval is sent to ADI.

VII.	Delivery and Lead-times for ROM Devices:

a.	Initial devices will be available for delivery approximately 12 weeks after the ROM Mask is made.

b.	Some fluctuation of this timeframe is possible, as capacity of the silicon fabrication site, assembly and test sites can influence lead-times.

c.	ADI will strive to deliver the initial units in this 12 week period.

d.	Lead-time on additional/subsequent materials should be 16 weeks.

e.	Lead-times are subject to change based on fab, assembly, test site conditions.

ANALOG DEVICES

TERMS AND CONDITIONS OF SALE

1.	PRICES

A.	All prices are subject to adjustment on account of specifications, quantities, shipment arrangements or other terms and conditions which are not a part of the original price quotation.

B.	Prices are exclusive of all federal, state, municipal or other government excise, sales, use, occupational or like taxes, tariffs, customs, duties and importing fees. Prices are consequently subject to increase by the amount of any such tax, tariff, duty or fee which Analog Devices pays or is required to pay or collect upon sale or delivery of the products. Any certificate of exemption or similar document or proceeding required to exempt the sale of products from sales or use tax liability shall be obtained by Buyer, at its expense.

2.	TERMS OF PAYMENT

Terms are cash upon delivery, except where satisfactory open account credit is established, in which case terms of payment are net thirty (30) days from the date of invoice. Analog Devices reserves the right at any time to revoke any credit extended to the Buyer for any risk deemed good and sufficient by Analog Devices. Analog Devices will issue invoices on delivery in the case of all products; and if deliveries are authorized in installments, each shipment shall be invoiced and paid when due without regard to other scheduled deliveries. Overdue payments shall be subject to finance charges computed at a periodic rate (to the extent permitted by law) of 1.5% per month (18% per year). Amounts owed by the Buyer with respect to which there is no dispute shall be paid without set-off for any amounts which the Buyer may claim are owed by Analog Devices and regardless of any other controversies which may exist.

3.	DELIVERY

A.	All products will be shipped FOB Point of Origin or as otherwise designated by Analog Devices in a notice to Buyer.

B.	Ownership of, and risk of loss with respect to, the products shall pass to Buyer upon delivery thereof by Analog Devices to Buyer or to a carrier for shipment to Buyer, whichever is earlier, regardless of whether Analog Devices will install or supervise the installment of the products. Buyer does hereby grant to Analog Devices a security interest in the products as security for the performance by Buyer of all its obligations hereunder.

C.	Products held or stored by Analog Devices for the Buyer shall be at the sole risk of Buyer, and Buyer shall be liable for the expense to Analog Devices of holding or storing products at Buyer’s request.

D.	Analog Devices reserves the right to make shipments when product is available and shall invoice shipments as made.

E.	All products will be scheduled for shipment in accordance with Analog Devices’ minimum order policy and applicable shipment sequence. Analog Devices will confirm in writing, and amend as appropriate, the shipment schedule. Under no circumstances shall Analog Devices be liable to Buyer for any delay either in shipment or in delivery.

4.	SOURCE INSPECTION

Source inspection by Buyer or Buyer’s customer must be stipulated in writing, at the time of ordering, and is subject to reasonable charges and safety and security conditions. Buyer shall have no right of access to Analog Devices’ plant except as specifically authorized in advance by Analog Devices. Buyer or Buyer’s agent shall indemnify and hold Analog Devices harmless from any and all suits, damages, and expenses of Buyer, his agent or his customer resulting from personal injury including death or loss or damage of property occurring during, or in connection with, any visit to Analog Devices’ plant.

5.	SHIPMENT

Unless specific instructions to the contrary are supplied by the Buyer, Analog Devices will select the carrier and ship the products to the Buyer’s address indicated on Buyer’s purchase order. Analog Devices will not assume any liability in connection with the shipment nor constitute any carrier as its agent. Buyer shall be responsible for making all claims with carriers, insurers, warehousers and others for non-delivery, loss, damage or delay. All claims for damages to the product or shortages must be made within thirty (30) days of shipment.

6.	OFFER/ACCEPTANCE

Analog Devices offers to sell and deliver the products and services specified herein in accordance with the terms and conditions hereof. THIS OFFER EXPRESSLY LIMITS ACCEPTANCE TO THE TERMS HEREOF AND ANY ADDITIONAL OR DIFFERENT TERMS PROPOSED BY THE BUYER ARE HEREBY OBJECTED TO AND REJECTED UNLESS EXPRESSLY ASSENTED TO IN WRITING BY ANALOG DEVICES.

7.	CANCELLATION, RESCHEDULING, RETURNS, AND MODIFICATIONS

Any request for order cancellation, rescheduling, return, or modification must be made in writing and such action must be approved in writing by an authorized agent of Analog Devices at its principal office in Massachusetts. Analog Devices, at its option, may accept or reject any request by Buyer to return product for credit. Buyer shall not return any products for any reason without the prior authorization of Analog Devices and issuance of a Material Return Authorization (MRA) number.

8.	WARRANTY

Analog Devices warrants that each product will be free of defects in materials and workmanship, and conform to specifications set forth in published data sheets (or in its published user manuals for its system products), for a period of one (1) year. The warranty commences on the date the product is shipped by Analog Devices. Analog Devices’ sole liability and responsibility under this warranty is to repair or replace any product which is returned to it by Buyer and which Analog Devices determines does not conform to the warranty.

Product returned to Analog Devices for warranty service will be shipped to Analog Devices at Buyer’s expense and will be returned to Buyer at Analog Devices’ expense. In no event shall Analog Devices be responsible under its warranty for any defect which is caused by negligence, misuse or mistreatment of a product or for any unit which has been altered or modified in any way. The warranty of replacement products shall terminate with the warranty of the product.

9.	WARRANTY DISCLAIMER

ANALOG DEVICES’ EXPRESS WARRANTY TO BUYER CONSTITUTES ANALOG DEVICES’ SOLE LIABILITY AND THE BUYER’S SOLE REMEDY WITH RESPECT TO THE PRODUCTS AND IS IN LIEU OF ALL OTHER WARRANTIES, LIABILITIES AND REMEDIES. EXCEPT AS THUS PROVIDED, ANALOG DEVICES DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

10.	INTELLECTUAL PROPERTY RIGHTS INDEMNITY

Analog Devices agrees to indemnify and defend Buyer against any claim that a product, as delivered, infringes a United States Patent, United States copyright, United States trademark or other United States intellectual property right, provided Analog Devices is promptly advised of any such claim or action and has sole control of the defense of any such action and all negotiations for its settlement or compromise. If at any time use of the product is enjoined or is discontinued because of a settlement, Analog Devices shall have the right, but not the obligation, at its sole option and expense, to either procure for Buyer the right to continue using the product, replace or modify the product so that it becomes non-infringing or grant Buyer a credit for the product as depreciated, and accept its return. Analog Devices shall not have any liability to Buyer if the infringement or other violation of a third party right is based in any way upon (i) the use of a product in combination with other components, equipment or software not furnished by Analog Devices, provided that Analog Devices shall have no liability related to third party software; (ii) use of a product in practicing any process; (iii) any product which has been modified or altered; (iv) the manner in which the product is used even if Analog Devices has been advised of such use; or (v) Analog Devices’ compliance with the Buyer’s designs, specifications or instructions. Analog Devices shall also not have any liability to Buyer if the infringement or other violation of a third party right results from a product complying with an industry standard or communication protocol. In no event shall Analog Devices’ total liability to Buyer under this section exceed the aggregate sum paid to Analog Devices by Buyer for the products hereunder.

11.	INDEMNIFICATION

Unless otherwise expressly provided in a writing signed by both parties, Analog Devices does not indemnify, nor does it hold Buyer harmless, against any liabilities, losses, damages and expenses (including attorney’s fees) relating to any claims whatsoever, including without limitation, claims for personal injuries, death or property damage relating to the products sold hereunder.

12.	ASSIGNMENT

This Contract is not assignable by Buyer and any attempt to assign any rights, duties or obligations arising hereunder shall be void.

13.	FORCE MAJEURE

Analog Devices shall not be liable for any loss or damage resulting from any delay in delivery or failure to give notice of delay when such delay is due to any cause or event beyond Analog Devices’ control, including, without limitation, acts of nature, unavailability of supplies or sources of energy, riots, wars, fires, strikes, labor difficulties, delays in transportation, delays in delivery or defaults by Analog Devices’ vendors, or acts or omissions of the Buyer. In the event of delay due to any such cause, time for delivery shall be extended for a period of time equal to the duration of such delay and the Buyer shall not be entitled to refuse delivery or otherwise be relieved of any obligations as a result of the delay. If, as a result of any such cause, any scheduled delivery is delayed for a period in excess of one-hundred-twenty (120) days, Analog Devices or Buyer shall have the right by written notice to the other to cancel the order for the products subject to the delayed delivery without further liability of any kind.

14.	LIMITATIONS OF LIABILITY

IN NO EVENT SHALL ANALOG DEVICES BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES DUE TO ANY CAUSE WHATSOEVER. NO SUIT OR ACTION SHALL BE BROUGHT AGAINST ANALOG DEVICES MORE THAN ONE YEAR AFTER THE RELATED CAUSE OF ACTION HAS ACCRUED. IN NO EVENT SHALL THE ACCRUED TOTAL LIABILITY OF ANALOG DEVICES FROM ANY LAWSUIT, CLAIM, WARRANTY OR INDEMNITY EXCEED THE AGGREGATE SUM PAID TO ANALOG BY BUYER UNDER THE ORDER THAT GIVES RISE TO SUCH LAWSUIT, CLAIM, WARRANTY OR INDEMNITY.

15.	GOVERNING LAW

This Contract is made in, governed by and shall be construed in accordance with the laws of the Commonwealth of Massachusetts without resort to the Commonwealth’s conflict of laws statutes. If the products purchased hereunder are purchased by a Buyer residing in a country other than the United States, then the parties agree that the United Nations Convention on Contracts for the International Sale of Goods is hereby excluded in its entirety from this Contract.

16.	EXPORT

Buyer certifies that it will not export or re-export the products furnished hereunder unless it complies fully with all laws and regulations of the United States relating to such export or re-export, including but not limited to applicable U. S. Export Administration rules and regulations.

17.	ENTIRE AGREEMENT AND AMENDMENTS

The terms and conditions herein, constitute the entire Contract between the parties and supersede all previous communications, whether oral or written. Any change to this Contract may be made only upon mutual agreement of the parties in writing.

18.	FEDERAL CONTRACT TERMS

In any contract entered into with the federal government, or in any contract entered into with any other party which is a subcontract or at any tier of one entered into with the federal government:

(a) only those clauses of the federal acquisition regulations which the regulations themselves mandate for a party in Analog Devices’ position, given all relevant limitations including Analog Devices’ status as a customer or a subcontractor and the size and type of contract, apply; and

(b) Analog Devices retains proprietary rights in all technical data and computer software provided under such contract. Only limited rights or restricted rights are provided to the federal government under the narrowest provision of those rights that the regulations allow, and no rights (including rights of audit of Seller’s cost or pricing data) are provided to any other party, including the prime contractor or any higher tier subcontractor.

19.	USE IN LIFE SUPPORT APPLICATIONS

Products sold by Analog Devices are not designed for use in life support and/or safety equipment where malfunction of the product can reasonably be expected to result in personal injury or death. Buyer uses or sells such products for use in life support and/or safety applications at Buyer’s own risk and agrees to defend, indemnify and hold harmless Analog Devices from any and all damages, claims, suits or expense resulting from such use.